      							OMB Number	3235-0287
								Expires:		September 30, 1998
								Estimated average burden
								hours per response		0.5
FORM 4
/  /	Check this box if no longer
	subject to Section 16.  Form 4 or
	Form 5 obligations may continue.
	See Instruction 1(b).

				U.S. SECURITIES AND EXCHANGE COMMISSION
						Washington, D. C. 20549
				STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


	Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)

1.	Name and Address of Reporting Person
LaPlante, Paulita, 7615 Golden Triangle Dr., Suite C, Minneapolis, MN
55344
	(Last) (First) (Middle), (Street), (City) (State) (Zip)

2.	Issuer Name and Ticker or Trading Symbol:  VidaMed, Inc. (VIDA)

3.	IRS or Social Security Number of Reporting Person (Voluntary):

4.	Statement for Month/Year:  February 2000

5.	If Amendment, Date of Original (Month/Year):  ___________

6.	Relationship of reporting person to issuer
	(Check all applicable)

	_XX_ Director			____ 10% Owner

	____ Officer (give		____ Other (specify
          title below)			  below)
			______________________

7.	Individual or Joint/Group Filing (Check Applicable line)

	_XX_ Form filed by one Reporting Person

	____ Form filed by More than One Reporting Person

FORM 4 (continued)							Page 2 of 5 Pages


Table I -	Non-Derivative Securities Acquired, Disposed of,
		or Beneficially Owned

1.	Title of Security (Instr. 3):  None

2.	Transaction Date (Month/Day/Year):

3.	Transaction Code (Instr. 8)

	Code	________

4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

	Amount  	(A) or (D)  ____		Price:

5.	Amount of Securities Beneficially Owned at End of Month
	(Inst. 3 and 4)	_________________

6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4):  _____

7.	Nature of Indirect Beneficial Ownership (Inst. 4):  _____________

Reminder:	Report on a separate line for each class of
		securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person,
  see Instruction 4(b)(v).					SEC 1474 (7-96)

FORM 4 (continued)							Page 3 of 5 Pages


Table II -	Derivative Securities Acquired, Disposed of,
			or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3): Director Stock Option (right to buy)

2.	Conversion or Exercise Price of Derivative Security:  $1.656

3.	Transaction Date (Month/Day/Year):  11/12/99

4.	Transaction Code (Instr. 8)

	Code  A

5.	Number of Derivative Securities Acquired (A)	or Disposed of (D)
	(Instr. 3, 4, and 5)  (A)  20,000  (D)  ___________

6.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	(1)							11/11/09

7.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 3 and 4)

	Title Common Stock		Amount or Number of Shares 20,000

8.	Price of Derivative Security (Instr. 5)	_______________

9.	Number of derivative Securities Beneficially Owned at End of Month
	(Instr. 4)   20,000

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I)
	(Instr. 4)  _____D_____

11.	Nature of Indirect Beneficial Ownership (Inst. 4)
	_____________________________________________________________________

FORM 4 (continued)							Page 4 of 5 Pages


Table II -	Derivative Securities Acquired, Disposed of,
			or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3): Director Stock Option (right to buy)

2.	Conversion or Exercise Price of Derivative Security:  $2.00

3.	Transaction Date (Month/Day/Year):  1/3/00

4.	Transaction Code (Instr. 8)

	Code  A		V

5.	Number of Derivative Securities Acquired (A)	or Disposed of (D)
	(Instr. 3, 4, and 5)  (A)  5,000  (D)  ___________

6.	Date Exercisable and Expiration Date (Month/Day/Year)

	Date Exercisable				Expiration Date
	1/3/00						1/2/10

7.	Title and Amount of Securities Underlying Derivative Security
	(Instr. 3 and 4)

	Title Common Stock		Amount or Number of Shares 5,000

8.	Price of Derivative Security (Instr. 5)	_______________

9.	Number of derivative Securities Beneficially Owned at End of Month
	(Instr. 4)   5,000

10.	Ownership Form of Derivative Security: Direct (D) or Indirect (I)
	(Instr. 4)  _____D_____

11.	Nature of Indirect Beneficial Ownership (Inst. 4)
	_____________________________________________________________________

FORM 4 (continued)							Page 5 of 5 Pages



Explanation of Responses:

(1) The option is 50% exercisable at the time of grant and the remaining 50% becomes exercisable on the first anniversary of the grant date specified in Column 3.


					   /s/ Paulita LaPlante		  4/17/00
					**Signature of Reporting Person   Date


**	Intentional misstatements or omissions of facts constitute
	Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C.
	78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection
of information contained in this form are not required to respond
unless the form displays a currently valid OMB Number.   SEC 1474 (7-96)



CRK\5402\002\1096495.01	4/19/2000 4:50